Exhibit 10.37

***Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant customarily and actually treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit***

AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT

dated as of August 18, 2026

by and between

Aspen Neuroscience, Inc.

and

Cell X Technologies, Inc.

Page

ARTICLE 1 DEFINITIONS		2
ARTICLE 2 LICENSES AND OTHER RIGHTS		10
2.1	Grant of Licenses to Aspen	10
2.2	Sublicenses by Aspen	11
2.3	Subcontractors and Distributors	11
2.4	Licensed Technology Transfer	11
2.5	Grant-Back License to Cell X	12
2.6	Sale of Instruments	12
2.7	Cell X Use of Subcontractors	13
2.8	Agreements with Third Party Subcontractors	13
2.9	Escrow Agreement	13
2.10	Supply of Instruments	14
2.11	Master Services Agreement	15
ARTICLE 3 EXPLOITATION OF LICENSED PRODUCTS		15
3.1	Development and Regulatory Affairs	15
3.2	Manufacture	16
3.3	Commercialization	16
3.4	Diligence	16
ARTICLE 4 FINANCIAL PROVISIONS		16
4.1	Instrument Purchase	16
4.2	Excess Support	16
4.3	Regulatory Support	16
4.4	Milestone Payments	16
4.5	Mode of Payment and Currency; Invoices	18
4.6	No Double-Counting	18
4.7	Taxes	18
ARTICLE 5 INTELLECTUAL PROPERTY MATTERS		19
5.1	Inventions	19
5.2	Patent Prosecution and Maintenance	20
5.3	Enforcement	21
5.4	Third Party Actions Claiming Infringement	22
ARTICLE 6 CONFIDENTIALITY		23
6.1	Confidentiality Obligations	23
6.2	Use	24
6.3	Required Disclosure	24
6.4	Publications	24
6.5	Press Releases and Disclosure	25

i

(continued)

Page

ARTICLE 7 REPRESENTATIONS, WARRANTIES AND COVENANTS		25
7.1	Representations and Warranties	25
7.2	Additional Representations and Warranties of Cell X	26
7.3	Cell X Covenants	27
ARTICLE 8 INDEMNIFICATION AND INSURANCE		28
8.1	Indemnification by Aspen	28
8.2	Indemnification by Cell X	28
8.3	No Consequential Damages	29
8.4	Notification of Claims; Conditions to Indemnification Obligations	29
8.5	Insurance	29
ARTICLE 9 TERM AND TERMINATION		29
9.1	Term and Expiration	29
9.2	Termination of the Agreement for Convenience	29
9.3	Termination upon Material Breach	30
9.4	Bankruptcy Event Termination	30
9.5	Mutual Termination	30
9.6	Termination for Challenge	30
9.7	Effects of Termination	30
9.8	Additional Effects of Termination for a Cell X Bankruptcy Event	32
ARTICLE 10 DISPUTE RESOLUTION		32
10.1	General	32
10.2	Escalation to Executive Officers	32
10.3	Arbitration	32
10.4	Injunctive Relief	34
ARTICLE 11 MISCELLANEOUS PROVISIONS		34
11.1	Change of Control	34
11.2	Assignment	34
11.3	Performance and Exercise by Affiliates	35
11.4	Relationship of the Parties	35
11.5	Further Actions	35
11.6	Accounting Procedures	35
11.7	Force Majeure	35
11.8	No Trademark Rights	35
11.9	Entire Agreement of the Parties; Amendments	35
11.10	Captions	36
11.11	Governing Law	36
11.12	Notices and Deliveries	36
11.13	Language	36

ii

(continued)

Page

11.14	Waiver	37
11.15	Severability	37
11.16	No Implied License	37
11.17	Interpretation	37
11.18	Counterparts	37

iii

AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT

This Amended and Restated Collaboration and License Agreement (this “Agreement”) is dated as of August 18, 2026 (the “Effective Date”) by and between Aspen Neuroscience, Inc., a corporation incorporated under the laws of the State of Delaware with offices at 10835 Road to the Cure, Suite 100, San Diego, CA 92121 (“Aspen”), and Cell X Technologies, Inc., a corporation incorporated under the laws of the State of Delaware with offices at [***] (“Cell X”). Cell X and Aspen may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Cell X is a biotechnology company engaged in the development of the Cell X Platform Technology designed to assist in the development of cellular products and therapies;

WHEREAS, Cell X Controls the Licensed Technology;

WHEREAS, Aspen is a biotechnology company engaged in the development of cellular products and therapies;

WHEREAS, Aspen and Cell X previously entered into the Original Collaboration and License Agreement pursuant to which, inter alia, (a) Cell X granted licenses to Aspen, under the Licensed Technology (as defined in the Original Collaboration and License Agreement), including a sublicense under certain intellectual property controlled by CCF and licensed to Cell X pursuant to the Prior Cell X-CCF Agreement, and (b) the Parties agreed to collaborate to conduct the Collaboration Program (as defined in the Original Collaboration and License Agreement) for the purpose of improving the Cell X Platform Technology for use by Aspen, in each case (a) and (b) to develop, practice, make, have made, use, sell, offer to sell, import and commercialize Licensed Products in the Licensed Field (as defined in the Original Collaboration and License Agreement) in the Territory as more fully set forth therein;

WHEREAS, in connection with the Original Collaboration and License Agreement, Aspen, Cell X and CCF entered into that certain side letter agreement, dated January 22, 2024, pursuant to which the parties thereto agreed to certain additional and superseding terms regarding the Prior Cell X-CCF Agreement solely with respect to the sublicense granted by Cell X to Aspen pursuant to the Original Collaboration and License Agreement (the “Side Letter Agreement”);

WHEREAS, Aspen desires to receive directly from CCF, and CCF is willing to directly grant to Aspen, certain rights and licenses under intellectual property controlled by CCF (including intellectual property sublicensed by Cell X to Aspen pursuant to the Original Collaboration and License Agreement), and Cell X is willing to accommodate such grant;

WHEREAS, as of the Effective Date, (a) Aspen, Cell X and CCF have terminated the Side Letter Agreement, (b) Cell X and CCF have amended and restated the Prior Cell X-CCF Agreement by entering into the A&R Cell X-CCF Agreement, pursuant to which Cell X and CCF have amended the scope of the licenses to enable CCF to grant certain rights and licenses under intellectual property controlled by CCF directly to Aspen, and (c) Aspen and CCF have entered into the Aspen-CCF Agreement, pursuant to which CCF has granted certain rights and licenses under intellectual property controlled by CCF directly to Aspen;

WHEREAS, the Parties no longer desire to conduct the Collaboration Program (as defined in the Original Collaboration and License Agreement) pursuant to the Original Collaboration and License Agreement;

WHEREAS, Aspen and Cell X desire to amend and restate the Original Collaboration and License Agreement in its entirety as of the Effective Date by entering into this Agreement for the purposes described above and as further set forth herein; and

WHEREAS, as of the Effective Date, Aspen and Cell X are entering into the Master Services Agreement, pursuant to which Cell X shall perform certain services for Aspen as set forth in one or more SOWs to be entered into by the Parties from time to time.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.
“A&R Cell X-CCF Agreement” means that certain Second Amended and Restated License Agreement, effective as of the Effective Date, by and between Cell X and CCF.
1.2.
“Affiliate” means a Person that controls, is controlled by or is under common control with another Party, but only for so long as such control exists. For the purposes of this Section 1.3 and Section 11.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, or by contract or otherwise.
1.3.
“Aspen-CCF Agreement” means that certain Exclusive License Agreement, effective as of the Effective Date, by and between Aspen and CCF.
1.4.
“Aspen Competitor” means any company that (itself or through an Affiliate) is developing, making, having made, using, selling, offering to sell, importing or commercializing a Competing Product.
1.5.
“Aspen Deliverables” are the deliverables as set forth in the SOW under the Master Services Agreement.
1.6.
“Bankruptcy Event” means, with respect to a Party, any of the following occurrences: (a) such Party (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) becomes insolvent or otherwise unable to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors or (iv) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; (b) proceedings are commenced for the appointment of a receiver, trustee, liquidator or custodian of such Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings are commenced seeking liquidation, reorganization or other relief with respect to such Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect and an order for relief entered or such proceeding is not challenged, dismissed or discharged within ninety (90) days of commencement; (c) the dissolution or winding up of such Party; or (d) the appointment of a receiver or trustee to take possession of any property or assets of such Party.
1.7.
“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.8.
“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.
1.9.
“CCF” means The Cleveland Clinic Foundation.
1.10.
“Cell X Platform Invention” means any Invention, other than an Aspen Deliverable-Specific Invention, that covers, relates to, or otherwise is an improvement to the Cell X Platform Technology, including any improvement to any existing or integrated algorithm used by Cell X to perform the Services under the Master Services Agreement.
1.11.
“Cell X Platform Technology” means [***].
1.12.
“Celligent Platform” means Cell X’s proprietary platform used to develop cell culture processes, including [***].
1.13.
“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.
1.14.
“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and institutional review board or ethics committee, and is designed to measure the safety or efficacy of Licensed Product. Without limiting the foregoing, Clinical Trial includes any Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

1.15.
“Commercially Reasonable Efforts” means, with respect to any objective relating to development of the Licensed Product by Aspen, the application by Aspen, [***]. For clarity, Commercially Reasonable Efforts will not mean that Aspen guarantees that it will actually accomplish the applicable task or objective.
1.16.
“Competing Product” means, [***].
1.17.
“Confidential Information” of a Disclosing Party, means all confidential and proprietary information, including products, chemical or biological materials, chemical structures, business plans (including development, regulatory and commercialization plans), correspondence, customer lists, data, formulae, improvements, Inventions, Know-How, processes, regulatory filings, reports, strategies, techniques, business operations or other information, in each case, that are disclosed by or on behalf of such Disclosing Party to the Receiving Party pursuant to this Agreement or the Original Collaboration and License Agreement or otherwise becomes known to the Receiving Party by virtue of this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the Receiving Party by or on behalf of the Disclosing Party in oral, written, visual, graphic, or electronic form. The existence and terms of this Agreement are the Confidential Information of each Party. For clarity, Confidential Information under the Original Collaboration and License Agreement shall remain Confidential Information under this Agreement.
1.18.
“Control,” “Controls,” “Controlled” means, with respect to Patent Rights, Know-How or Confidential Information, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights or Know-How other than pursuant to this Agreement, and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights or Know-How or to otherwise disclose such Confidential Information to the other Party as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Patent Rights, Know-How or Confidential Information that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Change of Control.
1.19.
“Exclusive Indications” means [***].
1.20.
“Executive Officers” means, together, the Chief Executive Officer of Aspen and the Chief Executive Officer of Cell X or their respective designees.
1.21.
“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.
1.22.
“FTE” means the equivalent of a full-time individual’s work dedicated to the conduct of technology transfer and support activities under this Agreement for a Calendar Year. For clarity, FTE efforts shall not include the work of general corporate or administrative personnel.
1.23.
“FTE Costs” means the product of the number of hours dedicated by FTEs to the performance of technology transfer and support activities and the FTE Hourly Rate.
1.24.
“FTE Hourly Rate” means a rate of [***]; provided that the foregoing rate shall exclude general corporate and administrative activities.

1.25.
“GAAP” means US generally accepted accounting principles, consistently applied, as such principles may be amended from time to time.
1.26.
“GMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by Regulatory Authorities and other organizations and Governmental Bodies in other countries in which an applicable product is intended to be manufactured or sold.
1.27.
“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.28.
“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to any applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction (including any investigational new drug application submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312).
1.29.
“Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which an MAA may be obtained.
1.30.
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human patient in such Clinical Trial with a Licensed Product.
1.31.
“Instrument” means [***].
1.32.
“Instrument Cost” means, [***].
1.33.
“Instrument Transfer Price” means [***].
1.34.
“Invention” means any Know-How, invention, idea, process, method, algorithm, article of manufacture, discovery or composition of matter, that is generated, conceived or first reduced to practice, constructively or actually, by or on behalf of either Party or jointly by or on behalf of the Parties, in the performance of the Services under the Master Service Agreement.
1.35.
“iPSCs” means induced pluripotent stem cells.
1.36.
“Know-How” means scientific or technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and materials.

1.37.
“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body that, in each case, govern or otherwise apply to a Party.
1.38.
“Leukodystrophies” means [***].
1.39.
“Licensed Field” means (a) autologous or allogenic iPSCs and cells derived from iPSCs for the diagnosis, treatment or prevention of the Exclusive Indications, (b) autologous iPSCs and cells derived from iPSCs for the treatment or prevention of the Non-Exclusive Indications and (c) any activities involving the making, use, development, manufacture, processing, testing, or validation of Licensed Instruments solely to the extent such Licensed Instruments are used as research, manufacturing, processing, or analytical tools to enable the iPSCs or cells derived from iPSCs within fields described in clauses (a) or (b) and not as standalone commercial products (the “Instruments Licensed Field”).
1.40.
“Licensed Indications” means [***].
1.41.
“Licensed Instruments” means the automated cell processing systems, including all hardware, software, and related components, that embody or utilize the Licensed Technology, including, without limitation, the Celligent Platform. Licensed Instruments includes Instruments.
1.42.
“Licensed Know-How” means all Know-How that is Controlled by Cell X or any of its Affiliates as of the Effective Date or at any time thereafter during the Term that is directed to the Cell X Platform Technology; provided, that Licensed Know-How excludes any Know-How in-licensed by Cell X or any of its Affiliates from CCF pursuant to the A&R Cell X-CCF Agreement (the “CCF Know-How”).
1.43.
“Licensed Patent Rights” means (a) all Patent Rights that are Controlled by Cell X or any of its Affiliates as of the Effective Date or at any time thereafter during the Term that are directed to the Cell X Platform Technology, including the Patent Rights listed on Schedule 1.45 attached hereto, and (b) all foreign counterparts of the foregoing; provided, that Licensed Patent Rights excludes any Patent Rights in-licensed by Cell X or any of its Affiliates from CCF pursuant to the A&R Cell X-CCF Agreement (the “CCF Patent Rights”). Cell X shall update Schedule 1.45 from time to time to include any new Patent Rights that come to be Controlled by Cell X or any of its Affiliates at any time during the Term that are directed to the Cell X Platform Technology.
1.44.
“Licensed Product” means any cellular therapeutic product (a) the making, using, selling, offering for sale, or importing of which would, absent the Licenses, infringe one or more Valid Claims within the Licensed Patent Rights or (b) that is made through the use of the Licensed Know-How.
1.45.
“Licensed Technology” means the Licensed Patent Rights and the Licensed Know-How.
1.46.
“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country or group of countries in the Territory, to obtain marketing approval for a pharmaceutical product, in a country or in a group of countries including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.47.
“Non-Exclusive Indications” means, [***].
1.48.
“Original Collaboration and License Agreement” means that certain Collaboration and License Agreement, dated as of January 22, 2024 (the “Original Effective Date”), by and between the Parties, as amended.
1.49.
“Out-of-Pocket Expenses” means any expenses actually paid by a Party or its Affiliate to any Third Party.
1.50.
“Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof and any and all patents that have issued or in the future issue from the foregoing patent applications in (b); and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.51.
“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.52.
“Phase I Clinical Trial” means a human clinical trial conducted to evaluate the safety of chemical or biologic agents or other types of interventions that would satisfy the requirements of a country’s or region’s equivalent of 21 C.F.R. § 312.21(a), or an equivalent human clinical trial in a country in the Territory other than the United States; provided, however, a Phase I Clinical Trial does not include any study generally characterized by the FDA as an “exploratory IND study” in CDER’s Guidance for Industry, Investigators, and Reviewers Exploratory IND Studies, January 2006, irrespective of whether or not such study is actually performed in the United States or under an IND.
1.53.
“Phase II Clinical Trial” means a human clinical trial for which the primary endpoint is an indication of efficacy of a therapeutic agent in patients being studied as described in 21 CFR § 312.21(b), or an equivalent human clinical trial in a country in the Territory other than the United States, and that is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials.
1.54.
“Phase III Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically for registration in the United States whether a therapeutic agent is safe and effective for use in humans in the Indication being investigated as described in 21 CFR § 312.21(c), or an equivalent human clinical trial in a country in the Territory other than the United States.
1.55.
“Price Approvals” means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing or pricing reimbursement for pharmaceutical or biotechnology products, such pricing or pricing reimbursement approval or determination.
1.56.
“Prior Cell X-CCF Agreement” means that certain Amended and Restated Exclusive License Agreement, effective as of January 19, 2024, by and between Cell X and CCF.
1.57.
“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the development, practicing, making, having made, using, selling, offering for sale, importing or commercialization of Licensed Product in a particular country. For the avoidance of doubt, Regulatory Approval to sell or offer to sell a Licensed Product in a country in the Territory shall include all Price Approvals that are required in such country to sell or offer to sell, or to receive reimbursement from the applicable Governmental Body for, such Licensed Product.
1.58.
“Regulatory Authority” means: (a) in the US, the FDA; or (b) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.
1.59.
“Representatives” means, with respect to a Party, such Party’s and its Affiliates’ employees, consultants, contractors, advisors and agents.
1.60.
“Sublicensee” means any Third Party to which Aspen (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the Licenses; provided, that “Sublicensee” shall exclude (a) any Third Party that purchases a Licensed Product from Aspen or any of Aspen’s Affiliates or Sublicensees solely for the purpose of reselling that Licensed Product to end users in the Territory (“Distributors”) and (b) any Third Party subcontractors, contract research organizations and contract development and manufacturing organizations that are engaged by Aspen to conduct development or manufacturing activities on behalf of, or for the benefit of, Aspen (“Subcontractors”).
1.61.
“Successful Completion of Validation Testing” means delivery and completion of installation qualification and operational qualification of the GMP-integrated version of the Instrument [***].
1.62.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
1.63.
“Territory” means worldwide.
1.64.
“Third Party” means any Person other than Cell X, Aspen or any of their respective Affiliates.
1.65.
“Third Party License Agreement” means any agreement entered into by Cell X or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by Cell X or its Affiliate to such Third Party in connection with the grant of rights to Cell X under intellectual property rights owned or controlled by such Third Party, which intellectual rights become Controlled by Cell X under the terms of such agreement and are necessary or useful to develop, practice, make, have made, use, sell, offer to sell, import or commercialize a Licensed Product.
1.66.
“United States” or “US” means the United States of America, its territories and possessions.
1.67.
“USD” or “$” means the lawful currency of the United States.
1.68.
“Valid Claim” means (a) a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise and (b) pending claim of a pending patent application that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, and (iii) has been pending for less than six (6) years from the date of the first substantive office action considering patentability of such claim (for claims filed in the United States) or the date of the first regional or national phase examiner’s report considering patentability of such claim (for claims filed outside of the United States) (at which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes the claim of an issued patent pursuant to clause (a) above).
1.69.
Other Terms. The definition of each of the following terms is set forth in the section of this Agreement indicated below:

Defined Term	Section
“A&R Supply Agreement”	2.10.1
“Action”	5.3.2
“Agreement”	Preamble
“Aspen”	Preamble
“Aspen Deliverable-Specific Inventions”	5.1.2(b)
“Aspen Development Activities”	3.1.1
“Aspen Development Plan”	3.1.1
“Aspen Development Report”	3.1.4
“Aspen General Inventions”	5.1.2(b)
“Aspen Indemnitees”	8.2
“Aspen Inventions”	5.1.2(b)
“CCF Know-How”	1.43
“CCF Patent Rights”	1.45
“Cell X”	Preamble
“Cell X Indemnitees”	8.1
“Cell X Inventions”	5.1.2(a)
“Consultation Assistance”	2.4.4
“Disclosing Party”	6.1
“Disputes”	10.1
“Distributors”	1.63
“Effective Date”	Preamble
“Escrow Agent”	2.9.2
“Existing Escrow Agreement”	2.9.1
“Existing Supply Agreement”	2.10.1
“Escrow Agreement”	2.9.2
“Escrow Materials”	2.9.2
“Excess Support”	2.4.5
“Exclusive License”	2.1(a)
“Free Hours”	2.4.5
“ICC”	10.3.1
“Initial Technology Transfer”	2.4.1
“Joint Inventions”	5.1.2(c)
“Joint Patent Rights”	5.2.2
“Licensed Patent Challenge”	9.6
“Licenses”	2.1(b)

“Master Services Agreement”	2.11
“Milestones”	4.4
“Non-Exclusive License”	2.1(b)
“Original Effective Date”	1.50
“Party” and “Parties”	Preamble
“Receiving Party”	6.1
“Regulatory Support”	3.1.3(c)
“Restricted Third Parties”	2.5
“Rules”	10.3.1
“Services	2.11
“Side Letter Agreement”	Recitals
“SOW”	2.11
“Subcontractors”	1.64
“Technology Transfer Activities”	2.4.2
“Technology Transfer Period”	2.4.2
“Term”	9.1
“Validation Milestone”	4.4.1

Article 2
LICENSES AND OTHER RIGHTS

2.1.
Grant of Licenses to Aspen. Cell X hereby grants to Aspen and its Affiliates:
(a)
an exclusive (even as to Cell X and its Affiliates) right and license (with the right to grant sublicenses pursuant to Section 2.2) under the Licensed Technology to develop, practice, make, have made, use, sell, offer to sell, import and commercialize Licensed Products in the Licensed Field for the Exclusive Indications in the Territory (the “Exclusive License”);
(b)
a perpetual, irrevocable, fully paid-up, non-exclusive right and license (with the right to grant sublicenses pursuant to Section 2.2) under the Licensed Technology to develop, practice, make, have made, use, sell, offer to sell, import and commercialize Licensed Products in the Licensed Field for the Non-Exclusive Indications in the Territory (the “Non-Exclusive License”); and
(c)
subject to Section 2.10, an exclusive worldwide right and license with respect to the Exclusive Indications (other than with respect to Cell X in its manufacture and supply of Instruments to Aspen pursuant to the Existing Supply Agreement or the A&R Supply Agreement), or non-exclusive worldwide right and license with respect to Non-Exclusive Indications, with the right to grant sublicenses pursuant to Section 2.2, under the Licensed Technology to develop, have developed, practice, have practiced, make, have made, and use Licensed Instruments in the Instruments Licensed Field (the “Instrument Licenses” and, together with the Exclusive License and the Non-Exclusive License, the “Licenses”).

The licenses granted by Cell X to Aspen under Section 2.2(c) do not include the right to sell, offer for sale, distribute, lease, sublicense, or otherwise exploit for monetary or other commercial consideration Licensed Instruments as a sole commercial offering; provided, however, that Aspen may transfer Licensed Instruments to Third Parties solely to the extent that (a) the consideration received by Aspen for such transfer is equal to Aspen’s costs and expenses to manufacture, ship, and install such Licensed Instruments plus a reasonable markup and (b) any such transfer is solely to enable the recipient to use such Licensed Instruments in the Instruments Licensed Field.

For the avoidance of doubt, subject to Section 2.10, Licensee shall have the right under the licenses granted by Cell X to Aspen under Section 2.2(c) to: (i) manufacture and supply, and have manufactured and supplied (by any Third Party, including contract manufacturers), Licensed Instruments in order to use such Licensed Instruments in the Instruments Licensed Field; (ii) provide, transfer, loan, or otherwise make available Licensed Instruments to Third Parties (including research collaborators, academic partners, contract research organizations, contract development and manufacturing organizations, and other service providers) for the purpose of using such Licensed Instruments in the Instruments Licensed Field; and (iii) engage Third Party manufacturers, suppliers, and other vendors to manufacture, supply, or provide components, materials, or services necessary or useful for the manufacture and supply of Licensed Instruments.

2.2.
Sublicenses by Aspen. Aspen shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, through multiple tiers, under the Licenses; provided, however, that (a) Aspen shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with the terms and conditions of this Agreement; (b) Aspen shall be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the Licenses and the grant of any such sublicense shall not relieve Aspen of its obligations under this Agreement; and (c) promptly following, and in any event within thirty (30) days of, the execution of each sublicense with a Sublicensee for the development, manufacture or commercialization of any Licensed Product in the Territory, Aspen shall notify Cell X of the identity of such Sublicensee. For the avoidance of doubt, the engagement of Distributors or Subcontractors by Aspen pursuant to Section 2.3, shall not be deemed a sublicense hereunder.
2.3.
Subcontractors and Distributors. Aspen may engage Subcontractors and Distributors as Aspen deems appropriate; provided, that Aspen shall remain responsible for the performance of this Agreement and shall cause any such Subcontractor and Distributor to comply with all applicable terms and conditions of this Agreement.
2.4.
Licensed Technology Transfer.
2.4.1.
Initial Disclosure and Transfer. As soon as reasonably possible, but not later than thirty (30) days after the Effective Date, Cell X shall, at its own cost, transfer to Aspen (a) true, accurate and complete copies of all Licensed Know-How, and (b) documentation related to Licensed Patent Rights, in each case (a) and (b) to the extent Controlled by Cell X on the Effective Date (the “Initial Technology Transfer”). For the avoidance of doubt, the Initial Technology Transfer shall consist of the Escrow Materials (including the Deposit Materials as defined in the Existing Escrow Agreement) existing as of the Effective Date. After the Initial Technology Transfer, Aspen may request, and Cell X shall make available, any documentation and information not included as Escrow Material that is Controlled by Cell X on the Effective Date and to the extent such is necessary for exploitation of the license grant to Aspen hereunder.
2.4.2.
Continuing Disclosure and Transfer. [***] (the “Technology Transfer Period”), Cell X shall transfer to Aspen (a) true, accurate and complete copies of all Licensed Know-How, and (b) documentation related to Licensed Patent Rights, in each case (a) and (b) that comes into the Control of Cell X since the last transfer made pursuant to this Section 2.4 (“Technology Transfer Activities”). Notwithstanding the foregoing, if at any time during the Technology Transfer Period, any Technology Transfer Activities are reasonably necessary to support any regulatory filings to be made by or on behalf of Aspen related to Licensed Products in the Licensed Field in the Territory, Aspen shall provide a reasonable written request to Cell X which shall describe such Technology Transfer Activities and

Cell X shall comply with any such reasonable written request by Aspen as promptly as possible.
2.4.3.
Disclosure and Transfer Format. Cell X shall provide the transfers set forth in Sections 2.4.1 and 2.4.2 above in such format as Aspen may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by Aspen). To the extent that any Licensed Know-How does not already exist in written form, Cell X shall promptly reduce to writing such Licensed Know-How in an organized, complete form and transfer such writings to Aspen.
2.4.4.
Assistance. During the Term, Cell X shall make its employees and personnel available to Aspen and its designees at reasonable times and places and upon reasonable advance written notice to provide reasonable consultation and technical assistance in order to ensure an orderly transition of the Licensed Technology and to assist Aspen and its designees in connection with its practice of such Licensed Technology (“Consultation Assistance”).
2.4.5.
Costs. During the Term, Cell X will provide Aspen with up to [***] (“Free Hours”) of Technology Transfer Activities and Consultation Assistance [***] to Aspen. If Aspen requests Technology Transfer Activities and/or Consultation Assistance in excess of [***](“Excess Support”), Cell X will promptly notify Aspen in writing prior to providing such Excess Support. In the event that Aspen approves such Excess Support, Cell X shall provide such Excess Support; provided, that, Aspen shall be responsible for reimbursing Cell X (a) the FTE Costs directly incurred by Cell X in performance of such Excess Support and (b) any Out-of-Pocket Expenses incurred in providing the Excess Support hereunder to the extent approved in advance in writing by Aspen in accordance with Section 4.2. For clarity, under no circumstances shall Cell X be obligated to provide Technology Transfer Activities and Consultation Assistance in excess of [***] as provided in this Section 2.4.5.
2.5.
Grant-Back License to Cell X. Aspen hereby grants to Cell X a perpetual, irrevocable, fully paid-up, non-exclusive license under the Licensed Technology with the right to grant sublicenses to its customers, to use the Cell X Platform Technology to conduct pre-clinical research for the Exclusive Indications in the Licensed Field in the Territory; provided, that, in no event shall Cell X grant any sublicense, right or authorization to the Third Parties set forth on Schedule 2.5 (the “Restricted Third Parties”) to conduct pre-clinical research for the Exclusive Indications in the Licensed Field in the Territory.
2.6.
Sale of Instruments.
2.6.1.
During the Term, Cell X agrees to sell, offer to sell, commercialize or otherwise transfer an Instrument or any other product embodying, incorporating or otherwise containing the Cell X Platform Technology to Third Parties pursuant to written agreements duly executed by Cell X and such Third Parties or subject to binding terms and conditions as a condition of sale to such Third Parties. The form of such agreement or terms and conditions (a) shall contain substantially all of the terms and conditions set forth in Schedule 2.6 and (b) shall include terms that ensure there is no conflict or inconsistency with any rights or licenses granted to Aspen under this Agreement. Moreover, in no event shall Cell X agree to any change to the following terms of such written agreements (as set forth in Schedule 2.6) without Aspen’s prior written consent: [***].
2.6.2.
Nothing herein shall be deemed to prevent or restrict in any way, or impose any obligation on, the ability of Aspen or its Affiliates to conduct activities with any Instrument that a Third Party is permitted to conduct by purchasing an Instrument prior to the Effective Date (including prior to the Effective Date of the Original Collaboration and License Agreement) or at any time during the Term.
2.7.
Cell X Use of Subcontractors. Cell X may subcontract the performance of any of its obligations under this Agreement to any Third Party with the prior written consent of Aspen, not to be unreasonably withheld; provided that the subcontractors set forth in Schedule 2.7 shall be deemed approved by Aspen.
2.8.
Agreements with Third Party Subcontractors. Any Third Party subcontractor of a Party under this Agreement shall, to the maximum practicable extent, (a) be subject to obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Section 6.1 and (b) without limiting a Party’s assignment obligations under Section 5.1.2, be obligated to assign to the Party engaging such subcontractor any Inventions made by it arising out of the performance of its duties other than improvements to Patent Rights and Know-How controlled by such subcontractor as of the effective date of such engagement or acquired by such subcontractor outside of the scope of its activities under such engagement without use of, or reference to, the Confidential Information of either Party. Each Party shall remain responsible and liable for the performance by its subcontractors of its obligations under this Agreement.
2.9.
Escrow Agreement.
2.9.1.
The Parties acknowledge that, pursuant to the Original Collaboration and License Agreement, the Parties entered into that certain Single Beneficiary Software Escrow Agreement USA Jurisdiction Agreement Number [***], dated [***] (the “Existing Escrow Agreement”), by and among Aspen, Cell X and [***].
2.9.2.
In the event that the Existing Escrow Agreement terminates for any reason other than pursuant to Section 8.6 or 8.8 of the Existing Escrow Agreement, the Parties shall negotiate in good faith and enter into a new escrow agreement (each of the Existing Escrow Agreement and such new escrow agreement, individually, the “Escrow Agreement”) with a mutually agreed upon escrow agent (the “Escrow Agent”). The Escrow Agreement shall, among other things: (a) name Aspen as a beneficiary under the Escrow Agreement; (b) set forth the assets owned or otherwise controlled by Cell X that are subject to the Escrow Agreement, [***] (the “Escrow Materials”); (c) require Cell X to update the Escrow Materials on a regular basis but no less frequently than once each Calendar Quarter; (d) provide that the Escrow Materials shall be automatically released by the Escrow Agent to Aspen, without any consent of Cell X, upon the occurrence of (i) a Bankruptcy Event of Cell X, (ii) termination of this Agreement by Aspen pursuant to Section 9.3, (iii) termination or dissolution of substantially all of Cell X’s ongoing business operations relating to this Agreement or (iv) foreclosure of or upon assets that are necessary for the performance by Cell X of its responsibilities under this Agreement; and (e) such other terms and conditions that are reasonable and customary for a transaction of this nature and the relative positions of the Parties.

2.9.3.
Cell X shall comply with the terms and conditions of the Escrow Agreement.
2.9.4.
Promptly following the completion of the Initial Technology Transfer, the Parties shall terminate the Escrow Agreement pursuant to Section 8.8 of the Escrow Agreement.
2.10.
Supply of Instruments.
2.10.1.
Supply Agreement. The Parties previously entered into that certain Manufacturing Supply Agreement, dated as of January 9, 2025, pursuant to which Cell X agreed to supply to Aspen, and Aspen agreed to purchase from Cell X, Instruments as more particularly set forth therein (the “Existing Supply Agreement”). Within [***] following the Effective Date, the Parties shall negotiate in good faith and enter into an amended and restated manufacturing supply agreement, which will amend and restate the Existing Supply Agreement in its entirety and pursuant to which Aspen shall have the right to purchase from Cell X, and Cell X shall have the obligation to supply to Aspen, Instruments at the Instrument Transfer Price (the “A&R Supply Agreement”). Notwithstanding the foregoing, if at any time during the Term, Cell X (or any of its Affiliates) supplies Instruments to any Third Party on terms that are substantially identical to the terms of supply applicable to Aspen at a transfer price that is lower than the Instrument Transfer Price, then Cell X shall provide written notice to Aspen and Aspen shall have the right to have the Instrument Transfer Price be substituted with such lower price by providing written notice to Cell X within [***] of its receipt of such written notice. Upon execution of the A&R Supply Agreement and subject to Section 2.10.2, Cell X shall become the sole supplier of Instruments to Aspen for all Indications other than Parkinson’s disease. The A&R Supply Agreement shall require Cell X to establish and qualify a secondary supplier for the supply of the Instrument within [***] following the effective date of the A&R Supply Agreement, and, upon the occurrence of certain events to be set forth in the A&R Supply Agreement (including a supply failure, bankruptcy, an inability or unwillingness to sell the Instrument to Aspen at the Instrument Transfer Price and a Change of Control of Cell X as contemplated in Section 11.1), Aspen shall have an automatic springing right to purchase the Instrument from such secondary supplier. The A&R Supply Agreement shall also include such other terms as are reasonable and customary in the industry, taking into consideration the structure and the terms of the deal hereunder.
2.10.2.
Supply of Instruments for Parkinson’s Disease. Notwithstanding anything in Section 2.10.1 or the A&R Supply Agreement to the contrary, [***], Aspen shall have the right to manufacture and supply, and have manufactured and supplied (by Cell X or any Third Party), Instruments to develop, practice, make, have made, use, sell, offer to sell, import and commercialize Licensed Products in the Licensed Field for Parkinson’s disease in the Territory. Upon Aspen’s request, Cell X shall (a) introduce to Aspen all manufacturers, suppliers and other vendors engaged by Cell X as of the date of such request in connection with the manufacture and supply of Instruments for Cell X (“Cell X Existing Vendors”) and (b) undertake reasonable actions to facilitate the execution of an agreement between Aspen and such Cell X Existing Vendors with respect to the manufacture and supply of Instruments for Aspen by such parties. For the avoidance of doubt, following the Effective Date, Aspen shall have the right to engage in all activities necessary or useful to enable Aspen or any Third Party [***] to commence manufacture and supply of Instruments for Parkinson’s disease [***], including contracting with Third Party manufacturers and suppliers (other than the Cell X Existing Vendors) to conduct a technology transfer and perform pilot runs.

2.11.
Master Services Agreement. As of the Effective Date, the Parties have entered into the master services agreement (the “Master Services Agreement”), under which Cell X shall perform certain services (including making improvements to the Cell X Platform Technology to enable it to be used by Aspen to develop, practice, make, have made, use, sell, offer to sell, import and commercialize Licensed Products in the Licensed Field) (“Services”) pursuant to one or more statements of work (each, an “SOW”) to be entered into by the Parties from time to time.

Article 3
EXPLOITATION OF LICENSED PRODUCTS

3.1.
Development and Regulatory Affairs.
3.1.1.
Aspen Development Plan. Following the issuance by the FDA of an amendment to Aspen’s existing IND for its existing product for Parkinson’s disease, Aspen shall provide to Cell X a development and regulatory plan (such plan, as may be amended, the “Aspen Development Plan”), setting forth high-level, non-binding development and regulatory activities expected to be conducted (the “Aspen Development Activities”), and regulatory milestones expected to be achieved, by Aspen with respect to Licensed Products in the Licensed Field in the Territory within an estimated, non-binding timeline. Aspen shall have the sole right to amend the Aspen Development Plan in its discretion.
3.1.2.
Development Responsibility and Authority. Aspen shall have the exclusive right, and sole responsibility and decision-making authority, to conduct all development activities with respect to Licensed Products in the Licensed Field in the Territory.
3.1.3.
Regulatory Affairs.
(a)
Aspen shall have the exclusive right, and sole responsibility and decision-making authority, to conduct all regulatory activities with respect to Licensed Products in the Licensed Field in the Territory. Without limiting the foregoing, Aspen will have the sole right to conduct all communications with Regulatory Authorities in the Territory, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Licensed Products in the Licensed Field in the Territory and the development, practicing, making, using, selling, offering to sell, importing and commercialization of Licensed Products in the Licensed Field in the Territory. Aspen will own any and all Regulatory Approvals and applications therefor (including INDs and MAAs) and other regulatory filings related to Licensed Products in the Licensed Field in the Territory.
(b)
To the extent Cell X receives any written or oral communication from any Regulatory Authority relating to the Licensed Technology in the Licensed Field in the Territory or relating to Licensed Product, Cell X shall (i) refer such Regulatory Authority to Aspen, and (ii) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Aspen and provide Aspen with a copy of any written communication received by Cell X or, if applicable, complete and accurate minutes of such oral communication.

(c)
Cell X shall make its Representatives that are knowledgeable regarding the Licensed Technology reasonably available to Aspen for scientific and technical explanations, advice, on-site support and meetings with Regulatory Authorities that may reasonably be requested by Aspen pertaining to the Licensed Technology in the Licensed Field in the Territory upon reasonable advance notice (the “Regulatory Support”). Aspen shall be responsible for any FTE Costs and Out-of-Pocket Expenses incurred by Cell X in providing the Regulatory Support to the extent approved in advance in writing by Aspen in accordance with Section 2.4.5; provided, however, Aspen shall be permitted [***].
3.1.4.
Aspen Development Reports. Aspen shall, within [***] calendar days after December 31 each Calendar Year after the first Aspen Development Plan has been provided by Aspen to Cell X, submit to Cell X a written progress report setting forth a high-level summary of significant Aspen Development Activities and achievements under the Aspen Development Plan (each, a “Aspen Development Report”).
3.2.
Manufacture. Aspen shall have the exclusive right, and sole responsibility and decision-making authority, to manufacture Licensed Products in the Licensed Field in the Territory.
3.3.
Commercialization. Aspen shall have the exclusive right, and sole responsibility and decision-making authority, to commercialize Licensed Products in the Licensed Field in the Territory.
3.4.
Diligence. Aspen will use Commercially Reasonable Efforts to develop and obtain Regulatory Approval of a Licensed Product in the Licensed Field for each Exclusive Indication in the Territory.

Article 4
FINANCIAL PROVISIONS

4.1.
Instrument Purchase. From time to time during the Term, Aspen shall have the right to purchase Instruments at the Instrument Transfer Price pursuant to the terms of the A&R Supply Agreement.
4.2.
Excess Support. Aspen shall reimburse Cell X for Excess Support pursuant to Section 2.4.5.
4.3.
Regulatory Support. Aspen shall reimburse Cell X for the Regulatory Support pursuant to Section 3.1.3(c).
4.4.
Milestone Payments. Aspen shall pay, or cause to be paid, to Cell X milestone payments with respect to the achievement of milestone events (the “Milestones”) set forth in Section 4.4.1 and Section 4.4.2 below. For the avoidance of doubt, each Milestone (other than the first Milestone in Section 4.4.1) relating to a Licensed Product shall only apply with respect to a Licensed Product using automation.

4.1.1.
Parkinson’s Disease. Aspen shall pay, or cause to be paid, to Cell X the following non-refundable, non-creditable milestone payments with respect to the first achievement of the Milestones described in the table below for up to two (2) Licensed Products for Parkinson’s disease, irrespective of how many Licensed Products achieve such Milestones.

Milestone	Milestone Payment USD
Successful Completion of Validation Testing of the Licensed Technology for up to two (2) Licensed Products (“Validation Milestone”)	[***]

Initiation of the first Phase I Clinical Trial with up to two (2) Licensed Products in a country in the Territory (for the avoidance of doubt, the first dosing of the first human patient in the first Phase I Clinical Trial with ANPD001 prior to the Effective Date did not constitute achievement of this Milestone under the Original Collaboration and License Agreement or this Agreement)

[***]
Initiation of the first Phase II Clinical Trial with up to two (2) Licensed Products in a country in the Territory	[***]
Initiation of the first Phase III Clinical Trial with up to two (2) Licensed Products in a country in the Territory	[***]
First Regulatory Approval of up to two (2) Licensed Products in a country in the Territory	[***]

For the avoidance of doubt, in no event shall Aspen be obligated to make Milestone payments, in the aggregate, in excess of Six Million Dollars ($6,000,000) pursuant to this Section 4.4.1.

4.4.2.
Leukodystrophies. Aspen shall pay, or cause to be paid, to Cell X the following one-time, non-refundable, non-creditable milestone payments with respect to the first achievement of the Milestones described in the table below for one (1) Licensed Product for Leukodystrophies, irrespective of how many Licensed Products for Leukodystrophies achieve such Milestones.

Milestone	Milestone Payment USD
Initiation of the first Phase I Clinical Trial for one (1) Licensed Product in a country in the Territory for Leukodystrophies	[***]
Initiation of the first Phase II Clinical Trial for one (1) Licensed Product in a country in the Territory for Leukodystrophies	[***]
Initiation of the first Phase III Clinical Trial for one (1) Licensed Product in a country in the Territory for Leukodystrophies	[***]
First Regulatory Approval of one (1) Licensed Product in a country in the Territory for Leukodystrophies	[***]

For the avoidance of doubt, in no event shall Aspen be obligated to make Milestone payments, in the aggregate, in excess of Two Million Eight Hundred Twelve Thousand Five Hundred Dollars ($2,812,500) pursuant to this Section 4.4.2.

4.4.3.
Notification and Payment. Aspen shall notify Cell X in writing within thirty (30) days of the achievement of any Milestone pursuant to Section 4.4.1 or Section 4.4.2. Cell X shall issue Aspen an invoice for the amount of the corresponding milestone payment, and Aspen shall pay such invoice within thirty (30) days following Aspen’s receipt of such invoice.
4.5.
Mode of Payment and Currency; Invoices.
4.5.1.
Currency. All payments to Cell X hereunder shall be made by deposit of USD in the requisite amount to such bank account as Cell X may from time to time designate by written notice to Aspen.
4.5.2.
Invoices. Cell X shall address its invoices to [***].
4.6.
No Double-Counting. Notwithstanding anything in this Agreement or any other agreement between the Parties and/or their Affiliates (including the A&R Supply Agreement and the Master Services Agreement (including any SOW thereunder)) and without limiting Cell X’s obligation to properly invoice Aspen for amounts due under this Agreement, there will be no double counting of any costs or expenses, including FTE Costs and Out-of-Pocket Expenses, in the calculation of any amounts due under this Agreement or any other agreement between the Parties and/or their Affiliates, including with respect to any amounts due as part of the Instrument Transfer Price, the Excess Support, the Regulatory Support, and, to the extent a cost or expense has been included in one category or sub-category, it will not be included in another.
4.7.
Taxes.
4.7.1.
Withholding Tax. Cell X shall be responsible for the payment of any and all Taxes levied on account of any payments paid to Cell X by Aspen or its Affiliates or Sublicensees under this Agreement. If Law requires that Taxes be deducted and withheld from any payments made under this Agreement, Aspen shall (a) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by Aspen hereunder; (b) pay the Taxes to the proper Governmental Body; (c) send evidence of the obligation together with proof of Tax payment to Cell X on a timely basis following such payment; (d) remit the net amount, after deductions or withholding made under this Section 4.7.1; and (e) cooperate with Cell X in any way reasonably requested by Cell X, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Cell X shall reimburse Aspen for Aspen’s Out-of-Pocket Expenses incurred in providing such assistance. The Parties shall discuss applicable mechanisms for minimizing or mitigating such taxes to the extent possible in compliance with applicable Law. In addition, the Parties shall cooperate in accordance with applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.
4.7.2.
Value Added Tax. It is understood and agreed between the Parties that any payments made by Aspen under this Agreement are inclusive of any value added or similar Tax imposed upon such payment and that Cell X shall be responsible for the payment of any and all Taxes levied on account of any payments paid to Cell X by Aspen. Aspen is entitled to receive a proper tax invoice where any Value Added Tax amount is shown separately.

Article 5
INTELLECTUAL PROPERTY MATTERS

5.1.
Inventions.
5.1.1.
Inventorship. Inventorship of any arising Inventions during the Term shall be determined by application of US patent law pertaining to inventorship.
5.1.2.
Ownership.
(a)
Cell X Inventions. Cell X shall solely own (i) all Cell X Platform Inventions and (ii) all other Inventions, other than Aspen Deliverable-Specific Inventions, that are conceived and first reduced to practice, constructively or actually, solely by Representatives of Cell X (collectively, the “Cell X Inventions”); provided, for clarity, that any Cell X Invention that constitutes Licensed Technology shall be automatically included in the Licenses set forth in Section 2.1.
(b)
Aspen Inventions. Aspen shall solely own (i) all Aspen Deliverables that are algorithms (including artificial intelligence and/or machine learning algorithms) developed using Aspen data, Aspen Confidential Information, or Aspen-specific parameters; (ii) any scheduling and other protocols (e.g., media exchange, weeding, picking, passaging, harvesting, and transduction protocols) developed under the Master Services Agreement and incorporating Aspen-specific parameters (subsections (i) and (ii) collectively, the “Aspen Deliverable-Specific Inventions”); and (iii) all other Inventions, other than Cell X Platform Inventions, conceived or first reduced to practice, constructively or actually, solely by Representatives of Aspen (subsection (iii), the “Aspen General Inventions” and, collectively with the Aspen Deliverable-Specific Inventions, the “Aspen Inventions”).
(c)
Joint Inventions. Each Party shall jointly own all Inventions, other than Cell X Inventions and Aspen Inventions, that are conceived or first reduced to practice, constructively or actually, jointly by Representatives of each of the Parties (the “Joint Inventions”), with each Party having the right to freely practice and license any such Joint Inventions without accounting to the other Party or to obtain any approval of the other Party to license, assign or otherwise exploit such Joint Inventions, by reason of the joint ownership thereof, and each Party hereby waives any right it may have under the applicable Law of any jurisdiction to require any such approval or accounting. For clarity, any interest in and to a Joint Invention that constitutes Licensed Technology shall be automatically included in the Licenses set forth in Section 2.1.
(d)
Disclosure. Cell X shall promptly disclose to Aspen all Cell X Inventions, Aspen Deliverables and Joint Inventions. Aspen shall promptly disclose to Cell X all Cell X Platform Inventions and Joint Inventions. Each Party shall include in such Invention disclosures all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Inventions. Each Party shall also respond promptly to reasonable requests from the other Party for more information relating to such Invention disclosures.
(e)
Assignment and Further Assurances. Cell X hereby transfers and assigns (and shall cause its Representatives to transfer and assign) to Aspen all right, title and interest that Cell X may have in and to any Aspen Deliverables and Aspen Inventions and all intellectual property rights related thereto. Aspen hereby transfers and assigns (and shall cause its Representatives to transfer and assign) to Cell X all right, title and interest that Aspen may have in and to any Cell X Inventions and all intellectual property rights related thereto. The assigning Party shall sign and deliver any and all documents reasonably required by the other Party to implement such assignment and transfer to such other Party of such and take such other actions as may be necessary or reasonably requested by such other Party to document the aforesaid assignment and transfer of such Inventions, as applicable, to such other Party, or to enable such other Party to secure, register, maintain, enforce or otherwise fully protect its rights in and to the applicable Inventions and all intellectual property rights related thereto.
5.2.
Patent Prosecution and Maintenance.
5.2.1.
Licensed Patent Rights. Cell X shall have the first right, but not the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings) and maintain, using counsel of Cell X’s choosing, the Licensed Patent Rights in Cell X’s name and at Cell X’s expense. Cell X shall keep Aspen copied, and shall instruct its patent counsel to keep Aspen copied, on all correspondence regarding the filing, prosecution and maintenance of the Licensed Patent Rights that include claims directed to Licensed Products. Aspen shall have the right, and Cell X shall provide Aspen a reasonable opportunity, to comment on and advise Cell X as to the conduct of such filing, prosecution and maintenance of the Licensed Patent Rights that include claims directed to Licensed Products and Cell X shall reasonably consider all such comments of Aspen in good faith; provided, however, that Cell X shall have the final decision-making right for all matters associated with such filing, prosecution and maintenance.
5.2.2.
Joint Patent Rights. Aspen shall, at Aspen’s expense, have the first right, but not the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings) and maintain, using counsel of Aspen’s choosing, any Patent Rights directed to a Joint Invention (the “Joint Patent Rights”) jointly in Aspen’s and Cell X’s names. Aspen shall keep Cell X copied, and shall instruct its patent counsel to keep Cell X copied, on all correspondence regarding the filing, prosecution and maintenance of the Joint Patent Rights. Cell X shall have the right, and Aspen shall provide Cell X a reasonable opportunity, to comment on and advise Aspen as to the conduct of such filing, prosecution and maintenance of the Joint Patent Rights and Aspen shall reasonably consider all such comments of Cell X in good faith; provided, however, that Aspen shall have the final decision-making right for all matters associated with such filing, prosecution and maintenance.
5.2.3.
Step-In Rights. If a Party elects not to file or to continue to prosecute or maintain a Licensed Patent Right or Joint Patent Right where it is permitted to do so pursuant to Sections 5.2.1 and 5.2.2 above, as applicable, or fails to do so after receipt of notice from the other Party, then it shall notify the other Party in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Patent Right, as the case may be, or any other date by which an action must be taken to establish or preserve such Patent Right in such country or possession and, to the extent requested by the other Party, execute such documents and perform such acts as may be reasonably necessary to effect a transfer of such responsibility in relation to the applicable Licensed Patent Right or Joint Patent Right in a timely manner. In such case, the other Party shall have the right to pursue the filing or support the continued prosecution or maintenance of such Patent Right at its own expense.

5.2.4.
Patent Term Extension. Notwithstanding any Licensed Patent Right prosecution rights of Cell X under this Agreement, Aspen shall be responsible, at its sole expense, in Cell X’s name, for obtaining patent term extensions or supplemental protection certificates or comparable extensions in any other country in the Territory, wherever available for Licensed Patent Rights in the Territory. Cell X shall promptly provide Aspen with all relevant information, documentation and assistance in Cell X’s possession or Control as may reasonably be requested by Aspen that are necessary to obtain any such patent term extensions or supplemental protection certificates or comparable extensions. Aspen shall keep Cell X copied, and shall instruct its patent counsel to keep Cell X copied, on all correspondence regarding such patent term extensions or supplemental protection certificates or comparable extensions. Subject to the foregoing, in the event that any election with respect to obtaining patent term extensions is to be made, Aspen shall have the right to make such elections.
5.2.5.
Listing of Patents. Notwithstanding any prosecution rights of the Patent Rights of Cell X under this Agreement, Aspen shall have the sole right to make filings with Regulatory Authorities in the Territory with respect to Licensed Patent Rights and Joint Patent Rights that contain any claims directed to a Licensed Product, including, as required or allowed, (a) in the United States, in the FDA’s Orange Book or Purple Book, as applicable, (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 and (c) in any other country in the Territory under the equivalent Regulatory Authorities in such country; provided, that, in making such decision, Aspen shall reasonably consider in good faith Cell X’s position in connection therewith.
5.3.
Enforcement.
5.3.1.
Notice. If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Licensed Patent Rights or Joint Patent Rights, or if a Third Party claims that any Licensed Patent Right or Joint Patent Right is invalid or unenforceable, in each case in the Territory, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.
5.3.2.
First Right to Enforce. Aspen shall have the first right, but not the obligation, to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to any Licensed Products in the Exclusive Indications, an infringing product in the Exclusive Indications or any product infringing a Patent Right covering a Joint Invention in the Territory (each, an “Action”) and to compromise or settle any such infringement suit or claim. At Aspen’s request, Cell X shall promptly provide Aspen with all relevant documentation (as may be reasonably requested by Aspen) evidencing that Aspen is validly empowered by Cell X to take such an Action. Cell X shall join Aspen in such Action upon Aspen’s written request at Aspen’s sole cost and expense.
5.3.3.
Step-In Right. If Aspen elects not to enforce the Licensed Patent Rights or any Joint Patent Rights pursuant to Section 5.3.2 above or fails to do so within (a) ninety (90) days following the first notice provided pursuant to Section 5.3.1 with respect to such matter or (b) thirty (30) business days before the time limit, if any, set forth in appropriate laws and regulations for filing an Action, whichever comes first, then Cell X shall have the right, but not the obligation, to pursue an Action and to compromise or settle any such matter.

5.3.4.
Recovery. Each Party will bear all of its own internal costs and Out-of-Pocket Expenses incurred in connection with its activities under this Section 5.3. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 5.3 will be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action will first be applied to unreimbursed costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel); provided, that, if the amount of such recovery is not sufficient to cover all such costs and expenses of each Party, then the amount of the recovery will be proportionately shared by the Parties based on the amount of such costs and expenses incurred by each Party; and (b) any remaining proceeds shall be allocated one hundred percent (100%) to the controlling Party.
5.4.
Third Party Actions Claiming Infringement.
5.4.1.
Infringement Claims Against Licensed Product.
(a)
Notice. If either Party becomes aware of any Third Party claim alleging that the development, practicing, making, using, selling, offering to sell, importing or commercialization of a Licensed Product infringes a Third Party’s intellectual property rights, such Party shall promptly notify the other Party in writing, setting forth the facts of such claim in reasonable detail.
(b)
Right to Defend. Aspen shall have the exclusive right, but not the obligation, to defend against such Third Party claim described in Section 5.4.1(a) brought against Aspen at Aspen’s expense, and to compromise or settle such Third Party claim; provided, that, (i) Aspen will discuss in good faith and coordinate with Cell X in connection therewith and Aspen will consider in good faith Cell X’s input and comments with respect thereto and (ii) Aspen will not, without the consent of Cell X, enter into any such settlement, consent judgment or other disposition of any action or proceeding that would (A) impose any liability or obligation on Cell X or (B) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to either Party under this Agreement. Upon Aspen’s written request, Cell X shall provide access to documents and other evidence Controlled by Cell X to the extent relevant to the defense and make its employees reasonably available for consultation to Aspen at Aspen’s sole cost and expense.
5.4.2.
Infringement Claims Against Licensed Technology.
(a)
Notice. If either Party becomes aware of any Third Party claim alleging that the development, practicing, making, using, selling, offering to sell, importing or commercialization of the Cell X Platform Technology infringes a Third Party’s intellectual property rights, such Party shall promptly notify the other Party in writing, setting forth the facts of such claim in reasonable detail.
(b)
Right to Defend. Cell X shall have the exclusive right, but not the obligation, to defend against such Third Party claim described in Section 5.4.2(a) that is brought against Cell X at Cell X’s expense, and to compromise or settle such Third Party claim; provided, that, (i) Cell X will discuss in good faith and coordinate with Aspen in connection therewith and Cell X will consider in good faith Aspen’s input and comments with respect thereto and (ii) Cell X will not, without the consent of Aspen, enter into any such settlement, consent judgment or other disposition of any action or proceeding that would (A) impose any liability or obligation on Aspen or (B) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to Aspen under this Agreement. Upon Cell X’s written request, Aspen shall provide access to documents and other evidence Controlled by Aspen to the extent relevant to the defense and make its employees reasonably available for consultation to Cell X at Cell X’s sole cost and expense.

Article 6
CONFIDENTIALITY

6.1.
Confidentiality Obligations. Each Party (a “Receiving Party”) agrees that, for the Term and for ten (10) years thereafter, such Receiving Party shall, and shall ensure that its Representatives hold in confidence and not use for any purpose other than as provided under this Agreement all Confidential Information disclosed to it by the other Party (a “Disclosing Party”) pursuant to this Agreement, unless such information:
(a)
is or becomes generally available to the public other than as a result of any breach by the Receiving Party of its obligations hereunder;
(b)
is already known by or in the possession of the Receiving Party at the time of disclosure by the Disclosing Party, as evidenced by written records (other than under an existing obligation of confidentiality);
(c)
is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information as evidenced by contemporaneous written records; or
(d)
is obtained by the Receiving Party from a Third Party that has not breached any obligations of confidentiality.

The Receiving Party shall not disclose any of the Confidential Information, except to Representatives of the Receiving Party who need to know the Confidential Information for the purpose of performing the Receiving Party’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The Receiving Party shall be responsible for any breach by such Representatives of its obligations under this Article 6. The Receiving Party shall protect Confidential Information of the Disclosing Party using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Receiving Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the Disclosing Party’s Confidential Information; (ii) promptly notify the Disclosing Party of any unauthorized access or disclosure of such Disclosing Party’s Confidential Information; and (iii) cooperate with such Disclosing Party in the investigation and remediation of any such unauthorized access or disclosure.

The confidentiality and non-use obligations contained in this Section 6.1 shall survive expiration or termination of this Agreement for a period of ten (10) years, provided that for Confidential Information that constitutes trade secret(s) under Law, the confidentiality and non-use obligations shall survive until such time as such Confidential Information no longer constitutes trade secret information under Law.

6.2.
Use. Notwithstanding Section 6.1, a Receiving Party may use the Confidential Information of the Disclosing Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:
(a)
filing or prosecuting patent applications, subject to the terms of Section 5.2;
(b)
prosecuting or defending litigation;
(c)
conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;
(d)
seeking or maintaining Regulatory Approval of the Licensed Product; or
(e)
complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded; provided, that if a Party submits this Agreement to, or files this Agreement with, any securities exchange or market, such Party agrees to (i) consult with the other Party with respect to the preparation and submission of a redacted version of this Agreement in compliance with applicable Law; (ii) provide copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (iii) promptly notify the other Party in writing of such requirement and any respective timing constraints; and (iv) give the other Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure.

In making any disclosures set forth in clauses (a) through (e) above, the Receiving Party shall, where reasonably practicable, give such advance notice to the Disclosing Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the Disclosing Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body the Receiving Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the Disclosing Party, and shall provide the Disclosing Party with the proposed confidential treatment request with reasonable time for such Disclosing Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the Disclosing Party.

Each Party may also disclose the existence and terms of this Agreement to bona fide prospective licensees, strategic partners, merger partners, acquirers and investors and, in each case, their respective professional advisors, solely in connection with the evaluation and negotiation of a potential license, corporate partnering, merger, acquisition, investment or similar transaction; provided, however, that any such disclosure shall be subject to a written confidentiality agreement with obligations of confidentiality at least as stringent as those set forth herein.

6.3.
Required Disclosure. The Receiving Party may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the Receiving Party promptly provides to the Disclosing Party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.
6.4.
Publications. Cell X shall not publish any information relating to Licensed Products in any Licensed Field without the prior written consent of Aspen (which consent may be withheld or given in Aspen’s sole discretion), unless such information has already been publicly disclosed either prior to the Original Effective Date or after the Original Effective Date through no fault of Cell X or otherwise not in violation of this Agreement. Cell X shall submit to Aspen for Aspen’s written approval (which approval may be granted or denied in Aspen’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to the Licensed Products in any Licensed Field for review and approval at least thirty (30) days prior to submission for the proposed date of publication or presentation. Aspen shall have the right to make such publications relating to the Licensed Products in any Licensed Field as it chooses, in its sole discretion, without the approval of Cell X. Notwithstanding the foregoing, if Aspen wishes to publish any information regarding the technical performance of the Instrument, then Aspen will provide a copy of any proposed publication or presentation to Cell X at least thirty (30) days prior to Aspen’s intended submission for publication so that Cell X may (a) review such proposed publication, (b) provide comments to Aspen on such proposed publication, which comments Aspen will consider in good faith and (c) if applicable, identify and require Aspen to delete from such publication any of Cell X’s Confidential Information, which Confidential Information Aspen will delete from such proposed publication prior to disclosure thereof. Further, Cell X will have the right to request a reasonable delay in the publication date in order to protect patentable information, in which case Aspen will delay submission for a period of sixty (60) days (or such other period as may be agreed by the Parties in writing) to enable Cell X to file patent applications protecting Cell X’s rights in such information.
6.5.
Press Releases and Disclosure. Subject to Section 6.4, neither Party may make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement without the prior written consent of the other Party. In the event that either Party is required to issue a press release or make another public announcement to comply with Law as a publicly-traded company (including any filing with a Governmental Body) as advised by such Party’s legal counsel, the Parties shall coordinate with each other in advance of any such public announcement and the disclosing Party shall consider any timely comments of the other Party in good faith, and, in the case of the filing of this Agreement or any other agreements or documents related thereto, such filing Party shall (a) consult with the other Party with respect to the preparation and submission of a redacted version of this Agreement in compliance with applicable Law; (b) provide copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (c) promptly notify the other Party in writing of such requirement and any respective timing constraints; and (d) give the other Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure.

Article 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1.
Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
(a)
such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation;
(b)
such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(c)
this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party;
(d)
such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement;
(e)
no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any applicable Law currently in effect, is or shall be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approval; and
(f)
such Party is solvent, the consideration exchanged between the Parties under this Agreement is fair and of reasonably equivalent value and constitutes a single integrated transaction and there is no consideration being exchanged between the Parties on account of antecedent obligations.
7.2.
Additional Representations and Warranties of Cell X. Cell X represents and warrants to Aspen that, as of the Effective Date:
(a)
there are no Patent Rights Controlled by Cell X or any of its Affiliates as of the Effective Date that are directed to the Cell X Platform Technology;
(b)
no Third Party has asserted or threatened Cell X in writing or, to the knowledge of Cell X, orally, with any claim (i) challenging the validity, effectiveness, or ownership of Licensed Technology, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensed Technology infringes or will infringe on any intellectual property right of any Person;
(c)
to the knowledge of Cell X, there is no unauthorized use, infringement or misappropriation of any of Licensed Technology by any employee or former employee of Cell X, or any other Third Party;
(d)
to Cell X’s knowledge, the Cell X Platform Technology does not, and will not, infringe, misappropriate, or otherwise violate the Patent Rights of any Third Party;
(e)
the Licensed Know-How constitutes all Know-How (other than CCF Know-How) owned or Controlled by Cell X as of the Effective Date that is directly related to the Cell X Platform Technology, or are necessary or useful for, the developing, making, using, selling, offering to sell, importing and commercialization of the Licensed Products in the Licensed Field;

(f)
Cell X has not licensed to a Third Party the right to develop, practice, make, have made, use, sell, offer to sell, import or commercialize a Competing Product;
(g)
Cell X has not received any written notice from any Third Party alleging that any Licensed Patent Right is invalid or unenforceable;
(h)
Cell X and its Affiliates have obtained from all Representatives who participated in any respect in the invention or authorship of any Licensed Technology effective assignments of all ownership rights of such Representatives in such Licensed Technology either pursuant to written agreement or by operation of Law;
(i)
Cell X has all right, title and interest in and to the Licensed Technology and the Licensed Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use;
(j)
Cell X has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Licensed Technology to any Third Party for any of the Licensed Indications;
(k)
there are no agreements with Third Parties pursuant to which Cell X has in-licensed, or otherwise obtained rights, with respect to the Licensed Technology and Licensed Product;
(l)
to Cell X’s knowledge, other than the Aspen-CCF Agreement, there are no Third Party licenses that have to be executed to develop, practice, make, have made, use, sell, offer to sell, import or commercialize Licensed Products;
(m)
all tangible information and data provided by or on behalf of Cell X to Aspen on or before the Original Effective Date and the Effective Date in contemplation of the Original Collaboration and License Agreement and this Agreement, respectively, was and is true, accurate and complete in all material respects, and Cell X has not failed to disclose, or cause to be disclosed, any information or data within Cell X’s possession or control that would cause the information and data that was provided by or on behalf of Cell X to Aspen on or before the Original Effective Date and the Effective Date in contemplation of the Original Collaboration and License Agreement and this Agreement, respectively, in light of the circumstances under which they were provided, to be misleading in any material respect; and
(n)
Cell X (and its Affiliates) has not employed or otherwise used in any capacity the services of any Person debarred under any Law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Licensed Technology.
7.3.
Cell X Covenants. Cell X covenants to Aspen that:
(a)
Cell X shall require all of its Representatives that it engages to conduct activities under the Master Services Agreement to presently assign to Cell X any Inventions conceived or first reduced to practice, constructively or actually, by or on behalf of such Representatives, including all Inventions that constitute Licensed Technology;
(b)
Cell X (and its Affiliates) shall not employ or otherwise use in any capacity the services of any Person debarred under any Law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the practice of the Licensed Technology or performance of the services under the Master Services Agreement;
(c)
Cell X shall not take any action that conflicts with any rights, licenses or options granted to Aspen under this Agreement;
(d)
Cell X shall fulfill all of its obligations, including its payment obligations, under any Third Party License Agreement;
(e)
Cell X shall not amend or waive, or take any action or omit to taking any action that would alter, any of Cell X’s rights under any Third Party License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Aspen’s rights and benefits under this Agreement. Cell X shall promptly notify Aspen of any default under, termination or amendment of, any Third Party License Agreement; and
(f)
Subject to any permitted assignment pursuant to Section 11.1 and any security interest granted to Aspen or its Affiliates with respect to the Licensed Technology, Cell X shall maintain all right, title and interest in and to the Licensed Technology and shall ensure the Licensed Technology remains free and clear of any liens, charges, encumbrances, security interests, or rights of others to possession or use.

Article 8
INDEMNIFICATION AND INSURANCE

8.1.
Indemnification by Aspen. Aspen shall indemnify, defend and hold Cell X and its Affiliates and each of their respective employees, officers, directors and agents (the “Cell X Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits to the extent arising out of: (a) Aspen’s, its Affiliates’ and their respective Sublicensees’ development, practicing, making, using, selling, offering to sell, importing or commercialization of Licensed Products in the Licensed Field in the Territory; (b) Aspen’s, its Affiliates’ and their respective sublicensees’ (including Sublicensees’) exploitation of any Joint Inventions on or after the Effective Date; (c) Aspen’s gross negligence or willful misconduct; or (d) any material breach by Aspen of its obligations, representations, warranties or covenants set forth in this Agreement.
8.2.
Indemnification by Cell X. Cell X shall indemnify, defend and hold Aspen, its Affiliates and its Sublicensees and each of their respective agents, employees, officers and directors (“Aspen Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits to the extent arising out of: (a) Cell X’s, its Affiliates, their respective sublicensees’ development, practicing, making, using, selling, offering to sell, importing or commercialization of the Licensed Technology prior to the Effective Date; (b) Cell X’s, its Affiliates, their respective sublicensees’ development, practicing, making, using, selling, offering to sell, importing or commercialization of the Licensed Technology in the Non-Exclusive Indications or outside the Licensed Field on or after the Effective Date; (c) Cell X’s, its Affiliates, their respective sublicensees’ exploitation of any Joint Inventions on or after the Effective Date; or (d) any material breach by Cell X of its obligations, representations, warranties or covenants in this Agreement.

8.3.
No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.1 OR SECTION 8.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 6.
8.4.
Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 8, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 8 with respect to claims or suits settled or compromised without its prior written consent.
8.5.
Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 8.5.

Article 9
TERM AND TERMINATION

9.1.
Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 9, shall continue in full force and effect, on a Licensed Product-by-Licensed Product, Exclusive Indication-by-Exclusive Indication and country-by-country basis until the expiration of the last-to-expire Valid Claim of the Licensed Patent Rights in such country.
9.2.
Termination of the Agreement for Convenience. At any time after the first anniversary of the Effective Date, Aspen may, at its convenience, terminate this Agreement in its entirety, or on a Licensed Product-by-Licensed Product, Exclusive Indication-by-Exclusive Indication or country-by-country basis, upon ninety (90) days’ prior written notice to Cell X.

9.3.
Termination upon Material Breach. If a Party materially breaches any of its material obligations under this Agreement, the Party not in breach may give to the breaching Party a written notice specifying the nature of the material breach, requiring it to cure such material breach, and stating its intention to terminate this Agreement if such material breach is not cured within thirty (30) days in the case of a material breach of a payment obligation or ninety (90) days in the case of any other material breach. If such material breach is not cured within the applicable cure period after the receipt of such notice, the Party not in breach shall be entitled to terminate this Agreement immediately by written notice to the other Party. For clarity, such material obligations may apply to the performance of either: (a) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; or (b) a specific Licensed Product or Exclusive Indication, in which case this provision shall apply only to such affected Licensed Product or Exclusive Indication.
9.4.
Bankruptcy Event Termination. This Agreement may be terminated by a Party by providing written notice at any time during the Term in the event of a Bankruptcy Event of the other Party.
9.5.
Mutual Termination. The Parties may terminate this Agreement in its entirety or on a country-by-country or Licensed Product-by-Licensed Product basis upon mutual written agreement.
9.6.
Termination for Challenge. In the event that Aspen, its Affiliate or any Sublicensee files or maintains any action, proceeding or lawsuit disputing or challenging, or materially assists a Third Party in an action, proceeding or lawsuit challenging, the validity, scope, construction, enforceability or the ownership of Cell X or its licensor pursuant to a Third Party License Agreement of any issued Patent Right comprising the Licensed Patent Rights or any claims thereof, or opposes or assists in the opposition of the grant of any Letters Patent comprising the Licensed Patent Rights, either in a court of law or before the U.S. Patent and Trademark Office or other agency or tribunal (“Licensed Patent Challenge”), Cell X may terminate this Agreement in its entirety or on a country-by-country or Licensed Product-by-Licensed Product basis upon written notice if Aspen does not within thirty (30) days from receipt of such notice, as applicable (a) (i) withdraw or cause its Affiliate to withdraw, such Licensed Patent Challenge or (ii) cease, or cause its Affiliate to cease, in assisting such Third Party in its Licensed Patent Challenge, (b) cause its Sublicensee to (i) withdraw such Licensed Patent Challenge or (ii) cease in assisting such Third Party in its Licensed Patent Challenge, or (c) terminate such Sublicensee’s sublicense. Notwithstanding the foregoing, this Section 9.6 shall not apply to any Licensed Patent Challenge that (A) is required under a court order or subpoena or (B) is asserted as a defense against a claim, action or proceeding asserted by Cell X or its licensor pursuant to a Third Party License Agreement against Aspen, its Affiliate or any Sublicensee.
9.7.
Effects of Termination.
9.7.1.
Survival.
(a)
Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive in each of the following instances:
(i)
Upon termination: Articles 1, 6, 8, 10 and 11 and Sections 5.1, 5.2.2, 5.2.3, 9.7.1, and 9.7.2.
(ii)
Upon termination by Aspen pursuant to Section 9.3: Articles 1, 5, 6, 8, 10 and 11 and Sections 2.1, 3.1.2, 3.1.3, 3.2, 3.3, 4.1, 4.4, 4.5, 4.6, 4.7, 7.3, 9.7.1, and 9.7.2.

(iii)
Upon expiration: Articles 1, 6, 8, 10 and 11 and Sections 2.1, 5.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 9.7.1, and 9.7.2.
(b)
Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
9.7.2.
General Effects.
(a)
As of the effective date of expiration of this Agreement with respect to a Licensed Product for an Exclusive Indication:
(i)
the Exclusive License shall convert to an irrevocable, perpetual, exclusive, and sublicensable license under the Licensed Technology to develop, practice, make, have made, use, sell, offer to sell, import and commercialize such Licensed Product in the Licensed Field for such Exclusive Indication in the Territory;
(ii)
the Instrument License shall convert to an irrevocable, perpetual, fully paid-up and sublicensable license under the Licensed Technology to develop, have developed, practice, have practiced, make, have made, and use Licensed Instruments in the Licensed Field; and
(iii)
the obligation of Aspen to make each Milestone payment upon achievement of the applicable Milestone for such Licensed Product for an Exclusive Indication as set forth in Section 4.4 shall survive until all such milestone payments have been made.
(b)
Upon termination of this Agreement:
(i)
subject to Section 9.7.1 and Section 9.7.2(c), all rights and licenses granted to Aspen, other than the Non-Exclusive License, shall terminate;
(ii)
Cell X shall, upon written request of Aspen and at Aspen’s direction, return to Aspen or destroy all Confidential Information of Aspen; provided, however, that Cell X shall have the right to retain one copy of such Confidential Information of Aspen for the purposes of monitoring and observing the surviving rights and obligations; and
(iii)
upon any termination of this Agreement, each of Aspen’s Sublicensees shall, at Aspen’s election, continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to Cell X; provided, however, that (A) such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement, (B) such sublicense shall not impose any obligations on Cell X in excess of its obligations hereunder and (C) the scope of the licenses and rights granted by Cell X to such Sublicensee under the applicable sublicense shall be no greater in scope than the licenses and rights granted by Cell X to Aspen under this Agreement.

(c)
Upon termination of this Agreement by Aspen pursuant to Section 9.3, and upon Aspen’s written election, the Exclusive License shall become irrevocable and perpetual, provided that Aspen continues to make milestone payments as set forth in Section 4.4.
9.8.
Additional Effects of Termination for a Cell X Bankruptcy Event. Without limiting any other rights or remedies of Aspen under this Agreement or the Escrow Agreement, in the event of a Bankruptcy Event of Cell X, the following terms and conditions shall apply.
9.8.1.
Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Aspen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. Rejection of this Agreement under 11 U.S.C. Section 365 in the case of a Bankruptcy Event of Cell X shall not constitute a termination under this Agreement, provided Aspen elects to exercise all rights under Section 365(n). This Agreement may only be assumed or rejected in its entirety, and, if rejected, Aspen shall nevertheless continue to have all of the rights, title, interests and benefits in all assets, rights and interests of Cell X that are not “intellectual property” licensed, conveyed and granted under this Agreement.
9.8.2.
Continuing Rights. The Parties agree that Aspen, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of a Cell X Bankruptcy Event, Aspen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Aspen’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Aspen’s written request therefor, unless Cell X elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Cell X upon written request therefor by Aspen.

Article 10
DISPUTE RESOLUTION

10.1.
General. The Parties recognize that disputes (“Disputes”) as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish under this Article 10 procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.
10.2.
Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a Dispute that remains unresolved by the Parties for a period of thirty (30) days shall be submitted to the Executive Officers for resolution. If the Executive Officers cannot resolve such Dispute within thirty (30) days after referral of such Dispute to them, then, at any time after such thirty (30) day period, then either Party may refer such Dispute to arbitration by submitting a written notice of such request to the other Party.
10.3.
Arbitration.
10.3.1.
Disputes. The Parties hereby agree that, except as otherwise expressly set forth herein, in the event the Parties are unable to resolve any Dispute after referring such Dispute to the Executive Officers, the Dispute shall be settled by binding arbitration administered by the

International Chamber of Commerce (“ICC”) in accordance with its Rules of Arbitration (the “Rules”). Either Party may refer any Dispute to arbitration by submitting a written notice of such request to the other Party.
10.3.2.
Arbitrators. Any arbitration shall be presided over by three (3) arbitrators. Each Party shall select one (1) arbitrator, and such selected arbitrators shall mutually agree upon the third arbitrator who shall act as the chairman of the arbitration panel. If either Party fails or both Parties fail to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two (2) arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the ICC select the remaining number of arbitrators to be selected. The arbitrators shall be neutral and independent of the Parties and their respective Affiliates, and may not be current or former directors, officers or employees of the Parties or their respective Affiliates. No Party may have any ex parte discussion with any potential arbitrator, except for confirming if such arbitrator is willing and able to serve on the arbitration panel. All arbitrators shall have ten (10) or more years of experience in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements.
10.3.3.
Arbitration Process. The seat of the arbitration shall be New York, New York, USA. The arbitrators shall set a date for a hearing that shall be held no later than sixty (60) days following the appointment of the last of such three (3) arbitrators. The Parties shall have the right to be represented by counsel. No less than thirty (30) days prior to the hearing, each Party shall submit the following to the other Party and the arbitration panel: (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the panel; (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness; and (c) a brief in support of such Party’s proposed rulings and remedies; provided that the brief shall not exceed twenty-five (25) pages. This page limitation shall apply regardless of the number of issues raised in the arbitration proceeding. The arbitrators shall determine what discovery will be permitted in accordance with the Rules, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided, however, that the arbitrators shall permit discovery as they deem proportionate to the issues in dispute. The arbitration panel shall have sole discretion regarding the admissibility of any evidence, except statements made during settlement negotiations and affidavits prepared for the purposes of the hearing shall not be admissible. Within ten (10) days following completion of the hearing, each Party may submit to the other Party and the panel a post-hearing brief in support of its proposed rulings and remedies; provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the proceeding.
10.3.4.
Decision of Arbitrators. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 10.3.3. The determination of the arbitrators as to the resolution of any Dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.

10.3.5.
Awards. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under this Section 10.3 shall be promptly paid in USD free of any Tax, deduction or offset, and any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 10.3, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.
10.3.6.
Costs and Expenses. The Parties agree that they shall share equally in the joint costs associated with the arbitration hearing(s) and any procedural conferences (location, stenographer and similar), the fees and expenses of any independent expert retained by the arbitrators, if any, and the fees and expenses of the arbitrators (as set forth above) and administrative fees and expenses of ICC. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. The existence and substance of the arbitration proceedings and the decision of the arbitrators shall be kept confidential by the Parties and the arbitrators except to the extent disclosure may be necessary to conduct the arbitration, or in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.
10.4.
Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive or preliminary equitable relief pending final resolution of any Dispute under Section 10.3, in any court of competent jurisdiction as may be available to such Party under Law in such jurisdiction with respect to any matters arising out of the other Party’s performance or breach of its obligations under this Agreement.

Article 11
MISCELLANEOUS PROVISIONS

11.1.
Change of Control by Aspen Competitor. In the event of a Change of Control of Cell X in which an Aspen Competitor acquires control (as defined in Section 1.3) of Cell X, then as from the date of such Change of Control, Aspen shall cease to have any reporting obligations to Cell X pursuant to Sections 3.1.1 and 3.1.4 of this Agreement.
11.2.
Assignment.
11.2.1.
Assignment by Cell X. Neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Cell X without the prior written consent of Aspen (not to be unreasonably withheld or delayed); except that Cell X may make such an assignment or transfer without Aspen’s prior written consent (a) following a Change of Control of Cell X, to any Affiliate of Cell X, provided, that, such transfer shall not adversely affect Aspen’s rights and obligations under this Agreement and that Cell X (or its successor entity to the extent Cell X is no longer in existence) remains jointly and severally liable with such Affiliate for the performance of this Agreement or the assigned obligations, or (b) to any Third Party successor-in-interest in connection with a Change of Control of Cell X.
11.2.2.
Assignment by Aspen. This Agreement shall not be assignable by Aspen without the prior written consent of Cell X (not to be unreasonably withheld or delayed); except that Aspen may make such an assignment or transfer without Cell X’s prior written consent (a) to any Affiliate of Aspen, (b) to any Third Party successor-in-interest in connection with a Change of Control of Aspen or (c) to any of its lenders as collateral security, including for the avoidance of doubt, by granting a security interest in this Agreement.
11.2.3.
Continuing Obligations. No assignment under this Section 11.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.
11.2.4.
Void Assignments. Any assignment not in accordance with this Section 11.2 shall be void.
11.3.
Performance and Exercise by Affiliates. Aspen shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Aspen; provided, however, that Aspen shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Aspen hereunder shall be deemed to be a failure by Aspen to perform such obligations. For clarity, the foregoing means that Aspen may designate an Affiliate to perform its obligations hereunder or to be the recipient of Cell X’s performance obligations hereunder.
11.4.
Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, Tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.
11.5.
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
11.6.
Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.
11.7.
Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a Governmental Body or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.
11.8.
No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.
11.9.
Entire Agreement of the Parties; Amendments. This Agreement, together with the Escrow Agreement, the A&R Supply Agreement and the Master Services Agreement (including the SOWs thereunder), and the schedules and exhibits hereto and thereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including as of the Effective Date, the Original Collaboration and License Agreement. For the avoidance of doubt, this Agreement does not amend, cancel or supersede the Secured Convertible Promissory Note Purchase Agreement, the Secured Convertible Promissory Note, the Subordination Agreement, the Security Agreement or the Intellectual Property Security Agreement, each dated as of January 22, 2024 (as such may be amended from time to time or otherwise terminated). No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
11.10.
Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.
11.11.
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of the State of New York, USA.
11.12.
Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person or transmitted by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party.

If to Aspen, addressed to:

Aspen Neuroscience, Inc. 10835 Road to the Cure, Suite 100 San Diego, CA 92121 Attention: [***] Email: [***]

with a copy, which shall not constitute notice, to:

[***]

If to Cell X, addressed to:
Cell X Technologies, Inc. [***]

with a copy, which shall not constitute notice, to:

[***]

11.13.
Language. The official language of this Agreement and between the Parties for all notices and correspondence shall be the English language.

11.14.
Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
11.15.
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
11.16.
No Implied License. No right or license is granted to Cell X hereunder by implication, estoppel, or otherwise to any Know-How, Patent Right or other intellectual property right owned or controlled by Aspen or its Affiliates.
11.17.
Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of, or reference to, any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”, (l) all terms of an accounting or financial nature shall be construed in accordance with GAAP, and (m) countries shall include territories.
11.18.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

ASPEN NEUROSCIENCE, INC.		CELL X TECHNOLOGIES, INC.

Signature:	/s/ Damien McDevitt	Signature: [***]

Printed Name: Damien McDevitt		Printed Name: [***]

Title: President and Chief Executive Officer		Title: [***]

[Signature Page to Amended and Restated Collaboration and License Agreement]

Schedule 1.40

Excluded Indications

[***]

Schedule 1.45

Licensed Patent Rights

[***]

Schedule 2.5

Research Restricted Parties

[***]

and, in each case of the above parties, their respective affiliates (whereby “affiliates” shall have the same meaning as the term “Affiliates”, provided that “Party” shall be deemed to be replaced by reference to the applicable Third Party set forth above)

Schedule 2.6

Instrument Terms and Conditions

Terms and Conditions

GENERAL TERMS AND CONDITIONS OF SALE

The Celligent platform™ consisting of the [***] instrumentation are covered by a full one-year warranty including parts, This includes the [***].

• [***]

• Shipment Date ~14 to 16 weeks upon receipt of order and down payment

• Cell X will coordinate installation of the equipment with CUSTOMER and other suppliers, including BioSpherix, Ltd..and LiCONic Instruments.

Also included are the following:

• On-site installation assistance and training at CUSTOMER by Cell X Technologies personnel. This will include no more than [***].

• One-year material and workmanship warranty.

*Maintenance contract for additional years is estimated at [***] of the purchase price, annually.

Applicability

These terms and conditions of sale (these "Terms") are the only terms which govern the sale of the goods ("Goods") and services ("Services") by Cell X Technologies ("Seller") to the buyer named on this document of these Terms ("Buyer").

The accompanying quotation (the "Sales Confirmation") and these Terms (collectively, this "Agreement") comprise the entire agreement between the parties, and supersede all prior or contemporaneous understandings, agreements, negotiations, representations and warranties, and communications, both written and oral. These Terms prevail over any of Buyer's general terms and conditions of purchase regardless of whether or when Buyer has submitted its purchase order or such terms. Fulfillment of Buyer's order does not constitute acceptance of any of Buyer's terms and conditions and does not serve to modify or amend these Terms.

Notwithstanding anything to the contrary contained in this Agreement, Seller may, from time to time change the Services without the consent of Buyer provided that such changes do not materially affect the nature or scope of the Services, or the fees or any performance dates set forth in the Sales Confirmation.

Delivery of Goods and Performance of Services

(a) The Goods will be delivered within a reasonable time after the receipt of Buyer's purchase order as quoted. Seller shall not be liable for any delays, loss or damage in transit.

Unless otherwise agreed in writing by the parties, Seller shall deliver the Goods to ________________________________________ (the "Delivery Point") using Seller's standard methods for packaging and shipping such Goods. Buyer shall be responsible for all shipping costs, loading costs and provide equipment and labor reasonably suited for receipt of the Goods at the Delivery Point.

Seller may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Buyer. Each shipment will constitute a separate sale, and Buyer shall pay for the units shipped whether such shipment is in whole or partial fulfillment of Buyer's purchase order.

Seller shall use reasonable efforts to meet any performance dates to render the Services specified in the Sales Confirmation, and any such dates shall be estimates only.

Buyer's Acts or Omissions. If Seller's performance of its obligations under this Agreement is prevented or delayed by any act or omission of Buyer or its agents, With respect to the Services, Buyer shall (i) cooperate with Seller in all matters relating to the Services and provide such access to Buyer's premises for the purposes of performing the Services; (ii) respond promptly to any Seller request to provide direction, information, approvals, authorizations or decisions that are reasonably necessary for Seller to perform Services in accordance with the requirements of this Agreement; (iii) provide such customer materials or information as Seller may request to carry out the Services in a timely manner and ensure that such customer materials or information are complete and accurate in all material respects; and (iv) obtain and maintain all necessary licenses and consents and comply with all applicable laws in relation to the Services before the date on which the Services are to start.

Shipping Terms

Seller shall enable delivery in accordance with the terms on the face of the Sales Confirmation.

Title and Risk of Loss

All delivery dates are approximate, and Seller shall not be responsible for any damages resulting from any delay. Regardless of the manner of shipment, title to any products and risk of loss or damage shall pass to Buyer upon placement of the products with the shipment carrier at Seller's facility. Unless otherwise stated, Seller may exercise its judgment in choosing the carrier and means of delivery. No deferment of shipment at Buyers' request beyond the respective dates indicated will be made except on terms that will indemnify, defend and hold Seller harmless against all loss and additional expense. Buyer shall be responsible for any additional shipping charges incurred by Seller due to Buyer’s acts or omissions.

Subcontractors, consultants or employees

Seller shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges or losses sustained or incurred by Buyer, in each case, to the extent arising directly or indirectly from such prevention or delay.

Inspection and Rejection of Nonconforming Goods

(a) Buyer shall inspect the Goods upon receipt ("Inspection Period"). Buyer will be deemed to have accepted the Goods unless it notifies Seller in writing of any Nonconforming Goods during the Inspection Period and furnishes such written evidence or other documentation as reasonably required by Seller. "Nonconforming Goods" means only the following: (i) product shipped is different than identified in Buyer's purchase order; or (ii) product's label or packaging incorrectly identifies its contents.

If Buyer timely notifies Seller of any Nonconforming Goods, Seller shall, in its sole discretion, (i) replace such Nonconforming Goods with conforming Goods, or (ii) credit or refund the Price for such Nonconforming Goods, together with any reasonable shipping and handling expenses incurred by Buyer in connection therewith. Buyer shall ship, at its expense and risk of loss, the Nonconforming Goods to Seller's facility. If Seller exercises its option to replace Nonconforming Goods, Seller shall, after receiving Buyer's shipment of Nonconforming Goods, ship to Buyer, at Buyer's expense and risk of loss, the replaced Goods to the Delivery Point.

Buyer acknowledges and agrees that the remedies set forth are Buyer's exclusive remedies for the delivery of Nonconforming Goods. Except as provided under (b) above, all sales of Goods to Buyer are made on a one-way basis and Buyer has no right to return Goods purchased under this Agreement to Seller.

Price

(a) Buyer shall purchase the Goods and Services from Seller at the price (the "Price") set forth in Seller's quotation.

Buyer agrees to reimburse Seller for all reasonable travel and out-of-pocket expenses incurred by Seller in connection with the performance of the Services, except where expressly included in the purchase.

All Prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by Buyer. Buyer shall be responsible for all such charges, costs and taxes; provided, that, Buyer shall not be responsible for any taxes imposed on, or with respect to, Seller's income, revenues, gross receipts, personnel or real or personal property or other assets.

Payment Terms

(a) Buyer shall adhere to the negotiated “schedule of payments” included in the quotation. Buyer shall make all payments hereunder by wire transfer or check and in US dollars.

Buyer shall pay interest on all late payments at the lesser of the rate of [***] per month or the highest rate permissible under applicable law, calculated daily and compounded monthly. Buyer shall reimburse Seller for all costs incurred in collecting any late payments, including, without limitation, attorneys' fees. In addition to all other remedies available under these Terms or at law (which Seller does not waive by the exercise of any rights hereunder), Seller shall be entitled to suspend the delivery of any Goods or performance of any Services if Buyer fails to pay any amounts when due hereunder.

Buyer shall not withhold payment of any amounts due and payable by reason of any set-off of any claim or dispute with Seller, whether relating to Seller's breach, bankruptcy or otherwise.

Non-Permitted Uses

Buyer acknowledges that Seller has granted to Aspen Neuroscience, Inc. (“Aspen”) certain exclusive rights under certain intellectual property rights controlled by Seller (the “Licensed IP”) for Aspen to develop, make, have made, use, sell, offer to sell, import and commercialize products or processes that involve autologous or allogenic induced pluripotent cells (“iPSCs”) or cells derived from iPSCs for the diagnosis, treatment or prevention of Parkinson’s disease or Leukodystrophies (other than multiple sclerosis), as defined below ‑. Accordingly, Buyer acknowledges and agrees that as a condition of sale Buyer shall not be permitted to use any of the Goods or Services, directly or indirectly, itself or in connection with any affiliate or third party, in any manner to, develop, make, have made, use, sell, offer to sell, import or commercialize any product or process for the Restricted Field; provided, however, that the foregoing shall not restrict Buyer from using the Goods or Services to conduct non-clinical research in the Restricted Field. Buyer further acknowledges and agrees that, in the event that Buyer wishes to use any of the Goods or Services, directly or indirectly, itself or in connection with any affiliate or third party, in any manner to, develop, make, have made, use, sell, offer to sell, import or commercialize any product or process for the Restricted Field, Buyer shall, except in the case of the conduct of non-clinical research in the Restricted Field, be required, and it shall solely be Buyer’s responsibility, to obtain from Aspen a license under the Licensed IP to do so. As used herein, the term Leukodystrophies shall mean [***].

Limited Warranty

(a) Seller warrants to Buyer that for a period of twelve (12) months from the date of shipment of the Goods ("Warranty Period"), that such Goods will [***] conform to the specifications set forth in the quotation and will be free from material defects in material and workmanship.

Seller warrants to Buyer that it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement.

EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, SELLER MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS OR SERVICES, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; OR (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; OR (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

The Seller shall not be liable for a breach of the warranties set forth above unless: (i) Buyer gives written notice of the defective Goods or Services, as the case may be, reasonably described, to Seller within thirty 30 days of the time when Buyer discovers or ought to have discovered the defect; (ii) if applicable, Seller is given a reasonable opportunity after receiving the notice of breach of the warranty to examine such Goods and Buyer (if requested to do so by Seller) returns such Goods to Seller's place of business at Seller's cost for the examination to take place there; and (iii) Seller reasonably verifies Buyer's claim that the Goods or Services are defective.

The Seller shall not be liable for a breach of the warranty if: (i) Buyer makes any further use of such Goods after giving such notice; (ii) the defect arises because Buyer failed to follow Seller's oral or written instructions as to the storage, installation, commissioning, use or maintenance of the Goods; or (iii) Buyer alters or repairs such Goods without the prior written consent of Seller.

Subject to above, with respect to any such Goods during the Warranty Period, Seller shall, in its sole discretion, either: (i) repair or replace such Goods (or the defective part) or (ii) credit or refund the price of such Goods at the pro rate contract rate provided that, if Seller so requests, Buyer shall, at Seller's expense, return such Goods to Seller.

Subject to above, with respect to any Services subject to a claim under the warranty set forth, Seller shall, in its sole discretion, (i) repair or re-perform the applicable Services or (ii) credit or refund the price of such Services at the pro rata contract rate.

THE REMEDIES SET FORTH SHALL BE THE BUYER'S SOLE AND EXCLUSIVE REMEDY AND SELLER'S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTIES.

Limitation of Liability

(a) IN NO EVENT SHALL SELLER BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THESE TERMS, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY BUYER OR COULD HAVE BEEN REASONABLY FORESEEN BY BUYER, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

IN NO EVENT SHALL SELLER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER FOR THE GOODS AND SERVICES SOLD HEREUNDER.

The limitation of liability shall not apply to (i) liability resulting from Seller's gross negligence or willful misconduct and (ii) death or bodily injury resulting from Seller’s acts or omissions.

Compliance with Law

Buyer shall comply with all applicable laws, regulations, and ordinances. Buyer shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

Termination

In addition to any remedies that may be provided under these Terms, Seller may terminate this Agreement with immediate effect upon written notice to Buyer, if Buyer: (a) fails to pay any amount when due under this Agreement and such failure continues for thirty (30) days after Buyer's receipt of written notice of nonpayment; (b) has not otherwise performed or complied with any of these Terms, in whole or in part; or (c) becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.

Waiver

No waiver by Seller of any of the provisions of this Agreement is effective unless explicitly set forth in writing and signed by Seller. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement operates, or may be construed, as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege hereunder precludes any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Confidential Information

All non-public, confidential or proprietary information of Seller, including but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by Seller to Buyer, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential" in connection with this Agreement is confidential, solely for the use of performing this Agreement and may not be disclosed or copied unless authorized in advance by Seller in writing. Upon Seller's request, Buyer shall promptly return all documents and other materials received from Seller. Seller shall be entitled to injunctive relief for any violation of this Section. This Section does not apply to information that is: (a) in the public domain; (b) known to Buyer at the time of disclosure; or (c) rightfully obtained by Buyer on a non- confidential basis from a third party.

Force Majeure

The Seller shall not be liable or responsible to Buyer, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of Seller including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lockouts, strikes or other labor disputes (whether or not relating to either party's workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage.

Sale of Goods and Services; Assignment

Buyer acknowledges and agrees that Buyer may not sell, lease, license or otherwise transfer the Goods and Services to any person or entity, unless such person or entity agrees to be bound to all of the terms and conditions set forth herein in a written agreement signed between Seller and such person or entity.

Buyer shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller.

Any purported sale, lease, license, transfer, assignment or delegation in violation of this Section is null and void ab initio. No assignment or delegation relieves Buyer or any such person or entity of any of the obligations under this Agreement.

Relationship of the Parties

The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

Third-Party Beneficiaries

Aspen is hereby deemed a third party beneficiary of this Agreement solely with respect to the rights to enforce the terms and conditions of the Sections titled “Non-Permitted Uses” and “Sales of Goods and Services; Assignment”. Except as set forth in the preceding sentence, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express, or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of these Terms.

Governing Law

All matters arising out of or relating to this Agreement are governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware .

Submission to Jurisdiction

Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the City of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a "Notice") shall be in writing and addressed to the parties at the addresses set forth on the face of the Sales Confirmation or to such other address that may be designated by the receiving party in writing. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre- paid), facsimile (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid).

Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt of the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

Severability

If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Survival

Provisions of these Terms which by their nature should apply beyond their terms will remain in force after any termination or expiration of this Order including, but not limited to, the following provisions: Non-Permitted Uses, Compliance with Laws, Confidential Information, Sale of Goods and Services; Assignment, Third-Party Beneficiaries, Governing Law, Submission to Jurisdiction/Arbitration, and Survival.

Amendment and Modification

These Terms may only be amended or modified in a writing stating specifically that it amends these Terms and is signed by an authorized representative of each party.

Schedule 2.7

Approved Subcontractors

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